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                                                             FIVE-YEAR SUMMARY
                                (In thousands of dollars except per share data)

                                        % of            % of            % of            % of            % of
                                  1996 Sales      1995 Sales      1994 Sales      1993 Sales      1992 Sales
Summary of Operations
Net sales                     $321,297 100.0  $300,157 100.0  $268,707 100.0  $236,979 100.0  $227,391 100.0
Cost of goods sold             233,801  72.8   225,353  75.1   205,640  76.5   183,927  77.6   180,198  79.2
   Selling, general and admin-
     istrative expenses         43,333  13.5    39,312  13.1    36,175  13.5    36,323  15.3    37,855  16.6
   Research and development
     expenses                   10,743   3.3     8,004   2.7     6,208   2.3     5,708   2.4     6,092   2.7
   (Gain) on sale of property
     and other related provisions                                                                 (852) (0.3)
     Operating earnings         33,420  10.4    27,488   9.1    20,684   7.7    11,021   4.7     4,098   1.8
Other income (expenses)--net       182   0.1       196   0.1       803   0.3      (761) (0.4)     (277) (0.1)
     Earnings before income taxes
       and cumulative effect of
       changes in accounting
       principles               33,602  10.5    27,684   9.2    21,487   8.0    10,260   4.3     3,821   1.7
Income taxes                    12,432   3.9    10,520   3.5     7,520   2.8     3,690   1.6     1,920   0.9
     Net earnings--before
       accounting changes       21,170   6.6    17,164   5.7    13,967   5.2     6,570   2.7     1,901   0.8
Cumulative effect on prior
  years of accounting
  changes (a)                                                                   (4,614) (1.9)
     Net earnings               21,170   6.6    17,164   5.7    13,967   5.2     1,956   0.8     1,901   0.8
Retained earnings--beginning
  of year                      126,546         112,506         100,868         100,973         102,482
Dividends declared              (3,604)         (3,124)         (2,329)         (2,061)         (3,410)
Retained earnings--end of
  year                        $144,112        $126,546        $112,506        $100,868        $100,973
Average common and common
  equivalent shares
  outstanding                5,259,284       5,200,818       5,170,406       5,152,556       5,141,936
Net earnings per share:
   Before accounting changes     $4.03           $3.30           $2.70           $1.27           $0.37
   Cumulative effect on prior
     years of accounting
     changes (a)                                                                 (0.89)
     Net earnings                $4.03           $3.30           $2.70           $0.38           $0.37
Cash dividends per share         $0.69           $0.60           $0.45           $0.40         $0.6625
Capital expenditures            17,210          11,181          13,401          11,696           8,831
Depreciation and amortization   12,491          11,683          11,236          12,143          11,665
Financial Position at Year-End
Current assets                $138,201        $126,113        $110,667         $97,266         $87,376
Current liabilities             51,391          50,962          44,792          49,888          37,262
Current ratio                 2.7 to 1        2.5 to 1        2.5 to 1        1.9 to 1        2.3 to 1
Working capital                $86,810         $75,151         $65,875         $47,378         $50,114
Inventories                     38,761          38,885          41,456          36,059          37,222
Property, plant and equipment--
  net                           56,103          50,696          50,777          47,842          48,529
Total assets                   249,372         227,127         206,826         185,064         170,773
Short-term notes payable                         6,685           7,436          12,822           5,827
Long-term obligations           11,220          13,714          15,595           4,995          10,826
Shareholders' equity           166,232         146,253         131,855         119,203         119,372
Common shares outstanding    5,224,956       5,217,329       5,178,604       5,153,424       5,150,824
Equity (book value) per share   $31.82          $28.03          $25.46          $23.13          $23.18
Other Data
Stock price range (dollars
  per share to the
  nearest 1/8)           $47.00-$36.00   $37.75-$27.38   $31.00-$19.50   $22.38-$17.00   $24.50-$17.13
Average number of employees      3,815           4,007           4,056           3,975           4,335
Number of shareholders at
  year-end                         986           1,062           1,136           1,198           1,278


(a)  The Company adopted FASB 106, "Employers' Accounting for Postretirement Benefits Other Than
     Pensions" and FASB 109, "Accounting for Income Taxes," as of January 1, 1993.

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